Exhibit 5.1

December 23, 2016

Board of Directors Helios and Matheson Analytics, Inc. Empire State Building 350 5th Avenue New York, New York 10118

Gentlemen:

We have acted as counsel to Helios and Matheson Analytics Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) on December 23, 2016 under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (the “Registration Statement”) relating to the registration of an aggregate of 3,926,293 shares of common stock (the “Shares”) of the Company, $0.01 par value (“Common Stock”) that may be offered for sale from time to time by the selling security holder named therein (the “Selling Security Holder”). The Shares may be issued to the Selling Security Holder upon the conversion of Senior Secured Convertible Notes (the “Notes”) in the principal amount of $6,720,000 issued by the Company in a private offering that was completed on December 2, 2016. This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As your counsel in connection with this opinion, we have examined such corporate records, documents, and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings taken by the Company relating to the issuance and sale by the Company of the Notes. We have also examined the Registration Statement as filed with the Commission in accordance with the provisions of the Securities Act, and the rules and regulations of the Commission thereunder.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Shares, when issued in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.

This opinion is opining upon and is limited to the current federal laws of the United States and the Delaware General Corporation Law as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision, or otherwise.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Yours very truly,

/s/Mitchell Silberberg & Knupp LLP